UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2022

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (650) 421-8100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers.

Appointment of H. Stewart Parker to the Board

On December 16, 2022, the Board of Directors (the “Board”) of Codexis, Inc. (the “Company”) appointed H. Stewart Parker as a member of the Board as a Class II director with an initial term expiring at the Company’s 2024 annual meeting of stockholders. The Board has determined that Ms. Parker is independent as defined in Listing Rule 5605 of the Nasdaq Stock Market LLC for purposes of serving on the Board. Ms. Parker was also appointed to serve as a member of the Audit Committee of the Board (the “Audit Committee”) and Strategic Committee of the Board (the “Strategic Committee”).

Ms. Parker, age 67, has served as a Principal at Parker BioConsulting, a biotechnology consulting firm, since January 2009. From March 2011 to June 2014, Ms. Parker served in various roles at the Infectious Disease Research Institute, a not-for-profit global health research institute, including as its Chief Executive Officer, strategic advisor and a member of the board of directors. Prior to that, Ms. Parker has also served in various roles of leadership at biopharmaceutical companies since 1992, including as Chief Executive Officer of Targeted Genetics Corporation, a publicly-traded biopharmaceutical company, which she founded. Since 2014, Ms. Parker has served on the board of directors of IMPEL Pharmaceuticals Inc., a publicly-traded pharmaceutical company and Sangamo Therapeutics, Inc., a publicly-traded genomic therapies company. Ms. Parker also currently serves on the board of directors of various private companies. Previously, Ms. Parker served on the board of directors of Achieve Life Sciences, Inc., a publicly-traded pharmaceutical company, from August 2017 to May 2021, and Armata Pharmaceuticals, Inc. (formerly C3J Therapeutics, Inc.), a publicly-traded biotechnology company, from May 2019 to December 2020. Ms. Parker obtained a B.A. in Slavic Language & Literature and an M.B.A. in Finance and International Business from the University of Washington.

Pursuant to the Company’s non-employee director compensation policy, Ms. Parker will receive an annual cash retainer of $50,000 per year for her service as a member of the Board and additional annual retainers of $20,000 and $10,000 for her service on the Audit Committee and Strategic Committee, respectively. Under the Company’s non-employee director compensation policy, upon her appointment to the Board, Ms. Parker was automatically granted 37,878 shares of restricted stock. The restricted stock vests in substantially equal installments on each of the first three anniversaries of the grant date, subject to Ms. Parker’s continued service to the Company through the applicable vesting date. In addition, pursuant to the non-employee director compensation policy, on the date of each annual meeting of the Company’s stockholders, Ms. Parker will automatically be granted a number of shares of restricted stock calculated by dividing $100,000 by the closing trading price of a share of the Company’s common stock as of the date of such annual meeting of stockholders, which will vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of the Company’s stockholders, subject to Ms. Parker’s continued service through such vesting date.

The Company expects to enter into the Company’s standard indemnification agreement with Ms. Parker.

There are no arrangements or understandings between Ms. Parker and any other person pursuant to which she was selected as a director, nor are there any transactions in which Ms. Parker has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2022

CODEXIS, INC.

By:	/s/ Ross Taylor
Name:	Ross Taylor
Title:	Senior Vice President and Chief Financial Officer